Exhibit 10.3

Fiscal 2018 Annual Performance Bonus Program
for the President & Chief Executive Officer

The Amended and Restated Employment Agreement between the Company and Tamara L. Lundgren provides for an annual cash bonus under a bonus program to be developed by the Compensation Committee (the “Committee”), with bonuses payable based on Company financial performance and achievement of management objectives as determined by the Committee at the beginning of each fiscal year. The annual bonus program for Ms. Lundgren for fiscal 2018 has two components. The first component consists of an award with a cash payout based on achievement of Company financial performance targets established by the Committee. The second component consists of an award with a cash payout based on the achievement of management objectives established by the Committee. The two components of the annual performance bonus program shall operate independently, and the Committee shall make determinations with respect to the second component without regard to the outcomes under the first component.

Company Financial Performance Target

Calculation of Financial Performance Target. For fiscal 2018, the Company financial performance target shall be the Company’s earnings per share (“EPS”). The cash payout to the participant under this component of the bonus program shall be determined based on the level of achievement of the performance target. The Committee has established performance targets for EPS and corresponding payouts as a percentage of the participant’s target amount. Payouts begin at a positive level of EPS.

Participant’s Target Amount. The target amount for the Company financial performance component shall be 75% of Ms. Lundgren’s annual base salary as in effect on August 31, 2018, with the maximum bonus under this target not to exceed three times her target amount under this component.

EPS. The EPS goal for fiscal 2018 shall be based on the Adjusted EPS for that year. Adjusted EPS for fiscal 2018 shall mean the Company’s diluted earnings per share attributable to SSI for that fiscal year before extraordinary items and the cumulative effects of changes in accounting principles, if any, as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that fiscal year, adjusted to eliminate the impact of such other items as the Committee shall specify.

Change in Accounting Principle. If the Company implements a change in accounting principle during fiscal 2018 either as a result of issuance of new accounting standards or otherwise, and the effect of the accounting change was not reflected in the Company’s business plan at the time of approval of this award, then EPS shall be adjusted to eliminate the impact of the change in accounting principle.

Management Objectives

The second component of the annual bonus program is based on the achievement of the management objectives determined by the Committee. The Committee shall establish the management objectives and specify the weight to be assigned to each objective. Following the end of the fiscal year, the Committee shall evaluate Ms. Lundgren’s performance against the management objectives, determine the extent to which each objective has been met and determine the amount of the bonus to be paid. The target bonus amount for this component of the bonus program shall be 75% of Ms. Lundgren’s annual base salary as in effect on August 31, 2018, and the maximum bonus under this component may not exceed three times her target amount under this component.

Bonus Modifier

A bonus modifier of up to 15% consistent with the bonus modifier for other executive officers under the Company’s Annual Incentive Compensation Plan for fiscal 2018 will be applied to each of the two components of Ms. Lundgren’s payout under her annual bonus plan for fiscal 2018, provided that application of such bonus modifier will not change the maximum bonus under each component which shall remain at three times her target amount under such component. The bonus modifier is based on superior achievement of objectives as determined by the Committee.

General Provisions

Certification. Following the end of fiscal 2018 and prior to the payment of any bonus, the Committee shall certify in writing the level of attainment of each performance target for the year and the calculation of the bonus amount. The bonus payout shall be made in cash as soon as practicable after October 31, 2018 following certification by the Committee.

Conditions to Payment. Subject to the terms of her employment agreement and change in control agreement, Ms. Lundgren must be employed by the Company on August 31, 2018 to receive the annual bonus.

IRS Section 162(m). The annual bonus program is implemented pursuant to the Amended Executive Annual Bonus Plan, which was approved by Shareholders in January 2015, and is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, except as otherwise noted.

Negative Discretion. The Committee reserves the right in its sole discretion to reduce the bonus payout for Ms. Lundgren from the amounts determined as set forth above prior to payment on such terms as the Committee may determine.